Exhibit 5.1

MORRISON & FOERSTER LLP

SAN FRANCISCO	ATTORNEYS AT LAW	NEW YORK
LOS ANGELES		LONDON
SACRAMENTO	755 PAGE MILL ROAD	BRUSSELS
ORANGE COUNTY	PALO ALTO, CALIFORNIA 94304-1018	BEIJING
WALNUT CREEK	TELEPHONE (650) 813-5600	HONG KONG
DENVER	TELEFACSIMILE (650) 494-0792	SINGAPORE
WASHINGTON, D.C.		TOKYO

April 1, 2005

Symyx Technologies, Inc.

3100 Central Expressway

Santa Clara, CA  95051

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Symyx Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about April 1, 2005 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 23,876 shares of the Company’s Common Stock, $0.001 par value (the “Shares”).  The Shares are reserved for issuance pursuant to the Synthematix, Inc. 2000 Equity Compensation Plan, as amended, as assumed by the Company.  As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP